Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173420

22nd CENTURY GROUP, INC.

5,434,446 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 2
DATED NOVEMBER 23, 2011
(To Prospectus Dated September 20, 2011)

This Prospectus Supplement No. 2, dated November 23, 2011 (“Supplement No. 2”), filed by 22nd Century Group, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated September 20, 2011 (as amended and supplemented from time to time, the “Prospectus”).  This Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.  The Prospectus relates to the sale, from time to time, of up to 5,434,446 shares of the Company’s common stock, par value $0.00001 per share, by the selling stockholders identified in the Prospectus.

The information attached to this Supplement No. 2 modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 2.  This Supplement No. 2 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on November 23, 2011.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is traded on the OTC Bulletin Board under the symbol “XXII.OB”.  On November 21, 2011, the closing sale price of our common stock was $1.34 per share.

Investing in our common stock involves risks.  Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 9 of the Prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement No. 2 is November 23, 2011

*******

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2011

22nd Century Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer dentification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)

Registrant’s telephone number, including area code:  (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 22, 2011, 22nd Century Limited, LLC (the “Company”), a wholly-owned subsidiary of 22nd Century Group, Inc., entered into a Letter Agreement (the “Letter Agreement”) with North Carolina State University (“NCSU”).  The Letter Agreement provides that NCSU will not invoke any right it may have to terminate the License Agreement effective as of March 6, 2009 between the Company and NCSU (the “License Agreement”) for payment or non-performance it may have under Sections 10.03 (a) and (b) of the License Agreement until October 15, 2012.  In addition, the Company agreed to pay  all outstanding amounts owed to NCSU on the earlier of (i) the closing of a capital raise of at least $5 million or (ii) October, 15, 2012.

A copy of the Letter Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement between the Company and NCSU dated November 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

Date: November 23, 2011	/s/ Joseph Pandolfino
Joseph Pandolfino
Chief Executive Officer

North Carolina State University is a land- grant university and a constituent institution of The University of North Carolina	Office of Technology Transfer
NC State University

Office of Technology Transfer
1021 Main Campus Drive
Campus Box 8210
Raleigh, NC 27695-8210

919.515.7199
919.515.3773 (fax)

Courier Address
Office of Technology Transfer
1021 Main Campus Drive
Raleigh, NC 27606

November 22, 2011

Joseph Pandolfino
CEO
22nd Century Limited, LLC
9530 Main Street
Clarence, NY  14031

Dear Joe,

As you are aware, 22nd Century owes North Carolina State University (“NCSU”) certain outstanding amounts under the License Agreement between NCSU and 22nd Century with an effective date of March 6, 2009 (“License Agreement”).

In order to facilitate 22nd Century’s pending capital raises, NCSU agrees not to invoke any rights to terminate for non-payment or non-performance that it may have under Sections 10.03 (a) and (b) of the License Agreement until (ii) October 15, 2012.  NCSU acknowledges that 22nd Century’s performance to date under the Development and Commercialization Schedule (Appendix C) of the License Agreement is satisfactory and that a Phase III trial will commence during calendar year 2012.

22nd Century agrees that it will pay all outstanding amounts owed to NCSU on the earlier of (i) the closing of a 22nd Century capital raise of at least $5 million or (ii) October, 15, 2012.

Sincerely,

Billy B. Houghteling
Executive Director
Office of Technology Transfer

Agreed to and accepted this 22nd Day of November 2011.

22nd Century Limited, LLC

By:
Joseph Pandolfino, CEO